Exhibit 99.1

FOR IMMEDIATE RELEASE

At the Company

Becky Niiya Director, Corporate Communications	Jeff Goeser Managing Director, Investor Relations
(402) 574-6652	(402) 597-8464
rebecca.niiya@tdameritrade.com	jeffrey.goeser@tdameritrade.com

TD Ameritrade Reports Second Quarter Fiscal 2020 Results

GAAP Diluted EPS $0.82; Non-GAAP Diluted EPS $0.86 (1)

Record Net New Client Assets of $45 Billion

Record Daily Average Revenue Trades of 2.1 Million

Schwab Deal Close Remains on Track for Second Half of 2020

OMAHA, Neb., April 22, 2020 – TD Ameritrade Holding Corporation (Nasdaq: AMTD) has released results for the second quarter of fiscal 2020.

Financial results for the quarter ended March 31, 2020 include the following:(2)

•	Record net new client assets of $45 billion, split 58 percent retail and 42 percent institutional, an annualized growth rate of 13 percent

•	Record gross new funded retail accounts of 608,000

•	Record daily average revenue trades, DARTs, of 2.1 million

•	Total client assets of $1.2 trillion

•	Net revenues of $1.5 billion

•	Pre-tax GAAP income of $599 million, or 40 percent of net revenues

•	$0.82 in GAAP earnings per diluted share, on net income of $446 million

•	$0.86 in Non-GAAP earnings per diluted share(1)

Steve Boyle, interim president and chief executive officer, commented, “Net new client assets, or NNA, were a record $45 billion, a 13 percent annualized growth rate, split 58 percent retail and 42 percent institutional. Retail NNA this quarter surpassed any fiscal year total retail has delivered in our firm’s history. Inflows were robust as new and existing clients brought over new funds to capitalize on various trading opportunities when market concerns started to dominate the news cycle. New funded accounts were particularly strong at 608,000 in the quarter, up 249 percent from last year, and up 230 percent from last quarter. In the month of March alone, new and existing retail clients opened 426,000 funded accounts. Client retention was strong, with attrition levels normalizing after peaking in December as expected. Institutional NNA also remained strong primarily due to resiliency from existing independent registered investment advisors (RIAs), as advisors tend to pause efforts to break away or change custodians amid bear market volatility. Given current market conditions, we expect positive firmwide NNA trends to continue into the third quarter, though likely not to the same degree as the exceptional engagement levels this quarter.”

Boyle added, “There is no question that these are unprecedented times. We are not unique in our need to carefully balance the health and safety of our employees, the directives of public health officials and local governments, and the needs of our clients and business amid record market volatility. I am, however, extremely proud of the way we have executed given these challenging circumstances. We successfully navigated incredible market conditions with second quarter DARTs up 144 percent versus last year and March DARTs up 236 percent year over year. At the height of the volatility, we regularly averaged more than 3 million DARTs, including an astounding 3.7 million DARTs on March 25. This is exceptional, considering it took our firm 40 years to reach 1 million DARTs, another 4.5 years to achieve 2 million, and just 10 days more to hit 3 million. Trading remains strong in April, averaging 3 million DARTs through April 20. In addition, we saw clients turn to mobile trading during this highly volatile time with mobile DARTs of 690,000 in the quarter and one day in March topping 1 million mobile DARTs for the first time.”

Boyle continued, “It goes without saying that an environment such as this has resulted in heightened client engagement. As we’ve seen before in times of market uncertainty, clients increasingly turned to our educational resources. Education usage set a new all-time record in each month of the quarter, with March seeing more than three times the number of users compared to March 2019. The TD Ameritrade Network also had historical viewership this quarter, up 90 percent from last year as investors sought consistent coverage and context on market conditions. With our digital-first service model, clients also increasingly made use of enhanced online self-service options, including new features like mobile co-browsing, a simplified account transfer process, and increased mobile check deposit limits, to efficiently meet their needs. While record volumes resulted in longer than normal hold times in our service queues, client trades were processed as usual, and our platforms remained available for clients. We were able to deliver this level of service in the midst of a herculean effort to transition our entire workforce to a work-from-home program. A task force comprised of experts from our risk, technology, health and safety, human resources, marketing and communications, and retail and institutional teams worked around the clock to deliver the capabilities required to facilitate this transition. Within the span of 10 days, we moved from 15 percent to nearly 100 percent of our employees working from home – without any disruption to client service, and fully compliant with regulatory expectations. This would not have been possible without the investments we’ve made in technology and organizational speed over the last few years. We are adjusting quickly to our new normal, and our employees have responded with a willingness to support one another and embrace flexibility despite the uncertainty of the COVID-19 pandemic impacting every aspect of our lives. In recognition of these challenges, we awarded special $1,000 stipends to every employee at the director level and below, to address the residual impacts of working from home. We are leveraging a number of communication channels to keep everyone informed of the latest developments and how they impact our work at TD Ameritrade.”

Boyle concluded, “We remain committed to the proposed transaction with Schwab and are fully engaged in planning for the integration. While our top priority at the moment is managing our company through the challenges presented by the pandemic, teams remain focused on the most critical work needed for deal close, which we expect will happen in the second half of 2020.”

Interim chief financial officer Jon Peterson commented, “Despite the industry move to zero commission pricing on equities and ETFs last October, results were strong for the quarter driven by unprecedented client engagement with record trading levels and client cash rising to $209 billion, up 43 percent year over year. As of April 20, client cash is holding steady at $209 billion. We expect this increase in client cash levels to help boost future earnings power in more favorable interest rate environments. Expenses increased sequentially due to extreme volumes, as well as some notable items. Notable items in the quarter included $27 million of mark-to-market benefits impacting other revenue, and $16 million of employment expense, primarily related to the final impacts of the CEO transition, as well as the special stipends noted above, and $8 million of deal-related costs impacting professional services.”

Peterson added, “Even with the Federal Reserve’s decision to lower rates in mid-March and the global pandemic impact, we are maintaining our full-year fiscal 2020 guidance ranges for all metrics, except operating expense. A plausible revenue scenario using the forward curve as of late March and DARTs of 1.7 million for the remainder of the year results in full-year revenue above our original midpoint scenario, reflecting the diversity of our revenue streams. Due to higher client engagement and notable items, we are updating our full-year fiscal 2020 GAAP operating expense guidance slightly to a range of $3.0 billion to $3.1 billion. Further, our capital and liquidity remain strong.”

Peterson concluded, “As we have demonstrated in the past, we will navigate the low interest rate environment and market uncertainty, delivering value to our clients and shareholders while taking care of our employees.”

$0 commission applies to online U.S. exchange-listed stocks, ETFs, and option trades. $0.65 per options contract fee applies to options trades, with no exercise or assignment fees. A $6.95 commission applies to online trades of over-the-counter (OTC) stocks which includes stocks not listed on a U.S. exchange.

Capital Management

The company paid $168 million in cash dividends during its second fiscal quarter, or $0.31 per share.

The company has declared a $0.31 per share quarterly cash dividend, payable on May 20, 2020 to all holders of record of common stock as of May 6, 2020.

More information about TD Ameritrade’s upcoming corporate events is available via the company’s Calendar which is located on the “Investor Relations” page of www.amtd.com.

Interested parties should visit or subscribe to newsfeeds at www.amtd.com for the most up-to-date information on corporate financial reports, press releases, SEC filings and events. The company also communicates this information via Twitter, @TDAmeritradePR. Website links, corporate titles and telephone numbers provided in this release, although correct when published, may change in the future.

Source: TD Ameritrade Holding Corporation

About TD Ameritrade Holding Corporation

TD Ameritrade provides investing services and education to approximately 12 million client accounts totaling approximately $1.2 trillion in assets, and custodial services to more than 7,000 registered investment advisors. We are a leader in U.S. retail trading, executing approximately 2 million daily average revenue trades per day for our clients, nearly one-third of which come from mobile devices. We have a proud history of innovation, dating back to our start in 1975, and today our team of nearly 10,000-strong is committed to carrying it forward. Together, we are leveraging the latest in cutting edge technologies and one-on-one client care to transform lives, and investing, for the better. Learn more by visiting TD Ameritrade’s newsroom at www.amtd.com, or read our stories at Fresh Accounts.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) / SIPC (www.SIPC.org)

Safe Harbor

This document contains forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. These statements reflect only our current expectations and are not guarantees of future performance or results. There are risks, uncertainties and assumptions that could cause our actual results or performance to differ materially from those contained in our forward-looking statements. Among the risks, uncertainties and assumptions that could cause our actual results or performance to differ materially from those contained in our forward-looking statements are risks related to the pending acquisition of TD Ameritrade by Schwab as disclosed under Part II, Item 1A, Risk Factors, in our quarterly report on Form 10-Q for the quarterly period ended December 31, 2019, including, among others: the risk that anticipated benefits and cost savings from the transaction may not be realized fully or at all or may take longer to realize than expected; the risk that the parties will be unable to successfully implement their integration strategies; the possible failure of the parties to satisfy the closing conditions in the merger agreement (including stockholder and regulatory approvals) in a timely manner or at all; disruptions to the parties’ businesses as a result of the announcement and pendency of the transaction; and the risk that failure to complete the transaction for any reason could negatively impact our stock price and our future business and financial results. We are also subject to risks, uncertainties and assumptions relating to the spread of the 2019 novel coronavirus and the resulting market volatility and related disruption to local, regional and global economic activity, including actual and potential adverse impacts on our business, clients, workforce, operating results and financial condition, as well as other risks, uncertainties and assumptions disclosed under Part I, Item 1A , Risk Factors in our annual report on Form 10-K for the fiscal year ended September 30, 2019, including, among others, economic, social and political conditions and other securities industry risks; interest rate risks; liquidity risks; client and counterparty credit risks; our ability to introduce new products and services and update or enhance existing products and services to remain competitive; clearing function risks; systemic risk; aggressive competition; information system risks, network security risks; investment advisory services risks; merger and acquisition risks; external service provider risks; employee misconduct risks; LIBOR phase-out risks; new laws, rules, regulations and regulatory guidance affecting our business; net capital requirements; extensive regulation and regulatory uncertainties; and litigation, investigations and proceedings involving our business, as well as the risk that our risk management practices may leave us exposed to unidentified or unanticipated risks.

Our forward-looking statements speak only as of the date on which they were made. We undertake no obligation to publicly update or revise such statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws.

[1]	See attached reconciliation of non-GAAP financial measures.

[2]	Please see the Glossary of Terms, located in the “Investor relations” section of www.amtd.com under the “Earnings” heading for more information on how these metrics are calculated.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) /SIPC (www.SIPC.org).

Advisory services are provided by TD Ameritrade Investment Management, LLC (“TD Ameritrade Investment Management”), a registered investment advisor. Brokerage services provided by TD Ameritrade, Inc. TD Ameritrade Investment Management provides discretionary advisory services for a fee. Risks applicable to any portfolio are those associated with its underlying securities. For more information, please see the Disclosure Brochure (Form ADV Part 2A) http://www.tdameritrade.com/forms/TDA4855.pdf

TD Ameritrade Network is brought to you by TD Ameritrade Media Productions Company, a wholly-owned subsidiary of TD Ameritrade Holding Corporation. TD Ameritrade Media Productions Company is not a financial adviser, registered investment advisor, or broker-dealer.

TD AMERITRADE HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

In millions, except per share amounts

(Unaudited)

	Quarter Ended			Six Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Mar. 31, 2020	Mar. 31, 2019
Revenues:
Asset-based revenues:
Bank deposit account fees	$444	$454	$430	$899	$858
Net interest revenue	332	359	362	690	737
Investment product fees	144	145	137	290	280

Total asset-based revenues	920	958	929	1,879	1,875
Transaction-based revenues:
Transaction fees and commissions	481	305	487	785	1,024
Other revenues	79	28	35	108	68

Net revenues	1,480	1,291	1,451	2,772	2,967

Operating expenses:
Employee compensation and benefits	377	331	340	707	657
Clearing and execution costs	75	50	53	125	102
Communications	38	38	38	76	80
Occupancy and equipment costs	65	65	65	131	133
Depreciation and amortization	43	42	36	84	71
Amortization of acquired intangible assets	30	30	31	60	62
Professional services	69	97	74	167	147
Advertising	87	80	74	168	132
Other	65	37	35	102	81

Total operating expenses	849	770	746	1,620	1,465

Operating income	631	521	705	1,152	1,502
Other expense (income):
Interest on borrowings	31	32	37	63	70
Other expense (income), net	1	(2)	—	(1)	(14)

Total other expense, net	32	30	37	62	56

Pre-tax income	599	491	668	1,090	1,446
Provision for income taxes	153	112	169	266	343

Net income	$446	$379	$499	$824	$1,103

Earnings per share — basic	$0.82	$0.70	$0.89	$1.52	$1.97
Earnings per share — diluted	$0.82	$0.70	$0.89	$1.52	$1.96
Weighted average shares outstanding — basic	541	541	560	541	561
Weighted average shares outstanding — diluted	543	543	562	543	563
Dividends declared per share	$0.31	$0.31	$0.30	$0.62	$0.60

TD AMERITRADE HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In millions

(Unaudited)

	Mar. 31, 2020	Sept. 30, 2019
Assets:
Cash and cash equivalents	$3,729	$2,852
Segregated cash and investments	19,501	8,684
Broker/dealer receivables	1,526	2,439
Client receivables, net	16,608	20,618
Investments available-for-sale, at fair value	1,796	1,668
Goodwill and intangible assets	5,371	5,431
Other	2,474	2,094

Total assets	$51,005	$43,786

Liabilities and stockholders’ equity:

Liabilities:
Broker/dealer payables	$1,946	$3,308
Client payables	33,257	27,067
Long-term debt and other borrowings	4,944	3,594
Other	1,705	1,117

Total liabilities	41,852	35,086
Stockholders’ equity	9,153	8,700

Total liabilities and stockholders’ equity	$51,005	$43,786

TD AMERITRADE HOLDING CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Quarter Ended			Six Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Mar. 31, 2020	Mar. 31, 2019
Key Metrics:
Net new assets (in billions)	$45.4	$28.7	$19.6	$74.1	$51.5
Net new asset growth rate (annualized)	13%	9%	7%	11%	8%
Average client trades per day	2,101,804	1,028,239	860,359	1,560,727	894,378

Profitability Metrics:
Operating margin	42.6%	40.4%	48.6%	41.6%	50.6%
Pre-tax margin	40.5%	38.0%	46.0%	39.3%	48.7%
Return on average stockholders’ equity (annualized)	19.9%	17.4%	23.7%	18.6%	26.6%
Net profit margin	30.1%	29.4%	34.4%	29.7%	37.2%
EBITDA(1) as a percentage of net revenues	47.5%	46.1%	53.2%	46.8%	55.6%

Liquidity Metrics:
Interest on borrowings (in millions)	$31	$32	$37	$63	$70
Interest coverage ratio (EBITDA(1)/interest on borrowings)	22.7	18.6	20.9	20.6	23.6
Cash and cash equivalents (in billions)	$3.7	$2.6	$2.7	$3.7	$2.7
Liquid assets(1) (in billions)	$3.7	$2.8	$2.6	$3.7	$2.6

Transaction-Based Revenue Metrics:
Total trades (in millions)	130.3	64.8	52.5	195.1	110.0
Average commissions per trade	$2.00	$2.61	$7.01	$2.21	$7.05
Trading days	62.0	63.0	61.0	125.0	123.0
Order routing revenue (in millions)	$220	$135	$119	$355	$248

Spread-Based Asset Metrics:
Average bank deposit account balances (in billions)	$126.3	$115.9	$114.7	$121.1	$114.5
Average interest-earning assets (in billions)	36.8	35.9	31.0	36.3	30.5

Average spread-based balances (in billions)	$163.1	$151.8	$145.7	$157.4	$145.0

Bank deposit account fee revenue (in millions)	$444	$454	$430	$899	$858
Net interest revenue (in millions)	332	359	362	690	737

Spread-based revenue (in millions)	$776	$813	$792	$1,589	$1,595

Avg. annualized yield — bank deposit account fees	1.39%	1.53%	1.50%	1.46%	1.48%
Avg. annualized yield — interest-earning assets	3.56%	3.91%	4.66%	3.74%	4.78%
Net interest margin (NIM)	1.88%	2.10%	2.17%	1.99%	2.18%

(1)	See attached reconciliation of non-GAAP financial measures.

NOTE: See Glossary of Terms on the Company’s website at www.amtd.com for definitions of the above metrics.

TD AMERITRADE HOLDING CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Quarter Ended				Six Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019		Mar. 31, 2020	Mar. 31, 2019
Client Account and Client Asset Metrics:
Funded accounts (beginning of period)	12,109,000	11,971,000	11,630,000		11,971,000	11,514,000
Funded accounts (end of period)	12,671,000	12,109,000	11,763,000		12,671,000	11,763,000
Percentage change during period	5%	1%	1%		6%	2%
Client assets (beginning of period, in billions)	$1,430.2	$1,327.7	$1,161.6		$1,327.7	$1,297.5
Client assets (end of period, in billions)	$1,231.8	$1,430.2	$1,297.1		$1,231.8	$1,297.1
Percentage change during period	(14%)	8%	12%		(7%)	0%

Net Interest Revenue:

Segregated cash:
Average balance (in billions)	$9.3	$8.5	$5.8		$8.9	$4.3
Average annualized yield	1.22%	1.77%	2.26%		1.49%	2.18%

Interest revenue (in millions)	$29	$39	$33		$67	$48

Client margin balances:
Average balance (in billions)	$20.4	$20.4	$19.4		$20.4	$20.8
Average annualized yield	4.18%	4.37%	5.28%		4.28%	5.19%

Interest revenue (in millions)	$216	$228	$257		$444	$545

Securities borrowing/lending:
Average securities borrowing balance (in billions)	$0.7	$1.8	$0.9		$1.2	$0.8
Average securities lending balance (in billions)	$2.5	$2.7	$2.3		$2.6	$2.5

Net interest revenue — securities borrowing/lending (in millions)	$67	$76	$49		$143	$103

Other cash and interest-earning investments:
Average balance (in billions)	$6.4	$5.2	$4.9		$5.8	$4.6
Average annualized yield	1.31%	1.64%	2.03%		1.46%	1.94%

Interest revenue — net (in millions)	$21	$22	$25		$43	$45

Client credit balances:
Average balance (in billions)	$23.9	$20.8	$19.2		$22.3	$19.3
Average annualized cost	0.02%	0.11%	0.05%		0.06%	0.04%

Interest expense (in millions)	($1)	($6)	($2)		($7)	($4)

Average interest-earning assets (in billions)	$36.8	$35.9	$31.0		$36.3	$30.5
Average annualized yield	3.56%	3.91%	4.66%		3.74%	4.78%

Net interest revenue (in millions)	$332	$359	$362		$690	$737

Investment Product Fee Revenue:

Fee-based investment balances:
Average balance (in billions)	$176.8	$179.5	$273.7$231.0		$178.8	$268.6
Average annualized yield	0.32%	0.32%	0.20	%$1.0	0.32%	0.21%

Investment product fee revenue (in millions)	$144	$145	$137$134.0		$290	$280

NOTE: See Glossary of Terms on the Company’s website at www.amtd.com for definitions of the above metrics.

TD AMERITRADE HOLDING CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Dollars in millions, except per share amounts

(Unaudited)

	Quarter Ended						Six Months Ended
	Mar. 31, 2020		Dec. 31, 2019		Mar. 31, 2019		Mar. 31, 2020		Mar. 31, 2019
Non-GAAP Net Income and Non-GAAP Diluted EPS (1)	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS
Net income and diluted EPS — (GAAP)	$446	$0.82	$379	$0.70	$499	$0.89	$824	$1.52	$1,103	$1.96
Non-GAAP adjustments:
Amortization of acquired intangible assets	30	0.06	30	0.06	31	0.06	60	0.11	62	0.11
Income tax effect of above adjustments	(8)	(0.02)	(8)	(0.02)	(8)	(0.02)	(15)	(0.03)	(16)	(0.03)

Non-GAAP net income and non-GAAP diluted EPS	$468	$0.86	$401	$0.74	$522	$0.93	$869	$1.60	$1,149	$2.04

	Quarter Ended						Six Months Ended
	Mar. 31, 2020		Dec. 31, 2019		Mar. 31, 2019		Mar. 31, 2020		Mar. 31, 2019
	$	% of Net Rev.	$	% of Net Rev.	$	% of Net Rev.	$	% of Net Rev.	$	% of Net Rev.
EBITDA (2)
Net income — (GAAP)	$446	30.1%	$379	29.4%	$499	34.4%	$824	29.7%	$1,103	37.2%
Add:
Depreciation and amortization	43	2.9%	42	3.3%	36	2.5%	84	3.0%	71	2.4%
Amortization of acquired intangible assets	30	2.0%	30	2.3%	31	2.1%	60	2.2%	62	2.1%
Interest on borrowings	31	2.1%	32	2.5%	37	2.5%	63	2.3%	70	2.4%
Provision for income taxes	153	10.3%	112	8.7%	169	11.6%	266	9.6%	343	11.6%

EBITDA — (non-GAAP)	$703	47.5%	$595	46.1%	$772	53.2%	$1,297	46.8%	$1,649	55.6%

	As of
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
Liquid Assets (3)
Cash and cash equivalents — (GAAP)	$3,729	$2,551	$2,852	$2,953	$2,674
Less: Non-corporate cash and cash equivalents	(2,019)	(2,257)	(2,478)	(2,004)	(2,020)

Corporate cash and cash equivalents	1,710	294	374	949	654
Corporate investments	574	1,636	1,668	1,129	894
Excess regulatory net capital over management targets	1,432	891	859	689	1,061

Liquid assets — (non-GAAP)	$3,716	$2,821	$2,901	$2,767	$2,609

Note: The term “GAAP” in the following explanation refers to generally accepted accounting principles in the United States.

(1)

Non-GAAP net income and non-GAAP diluted earnings per share (EPS) are non-GAAP financial measures as defined by SEC Regulation G. We define non-GAAP net income as net income adjusted to remove the after-tax effect of: (1) amortization of acquired intangible assets and (2) acquisition-related expenses associated with the Company’s business acquisitions. We consider non-GAAP net income and non-GAAP diluted EPS as important measures of our financial performance because they exclude certain items that may not be indicative of our core operating results and business outlook and may be useful in evaluating the operating performance of the business and facilitating a meaningful comparison of our results in the current period to those in prior and future periods. Amortization of acquired intangible assets is excluded because management does not believe it is indicative of our underlying business performance. Acquisition-related expenses are excluded as these costs are not representative of the costs of running the Company’s on-going business. Non-GAAP net income and non-GAAP diluted EPS should be considered in addition to, rather than as a substitute for, GAAP net income and GAAP diluted EPS.

(2)

EBITDA (earnings before interest, taxes, depreciation and amortization) is considered a non-GAAP financial measure as defined by SEC Regulation G. We consider EBITDA to be an important measure of our financial performance and of our ability to generate cash flows to service debt, fund capital expenditures and fund other corporate investing and financing activities. EBITDA is used as the denominator in the consolidated leverage ratio calculation for covenant purposes under our senior revolving credit facility. EBITDA eliminates the non-cash effect of tangible asset depreciation and amortization and intangible asset amortization. EBITDA should be considered in addition to, rather than as a substitute for, GAAP pre-tax income, net income and cash flows from operating activities.

(3)

Liquid assets is considered a non-GAAP financial measure as defined by SEC Regulation G. Liquid assets represents available capital, including any capital from our regulated subsidiaries in excess of established management operational targets. We include the excess capital of our regulated subsidiaries in the calculation of liquid assets, rather than simply including regulated subsidiaries’ cash and cash equivalents, because capital requirements may limit the amount of cash available for dividend from the regulated subsidiaries to the parent company. Excess capital, as defined below, is generally available for dividend from the regulated subsidiaries to the parent company. Liquid assets should be considered as a supplemental measure of liquidity, rather than as a substitute for GAAP cash and cash equivalents.

Liquid assets may be utilized for general corporate purposes and is defined as the sum of (1) corporate cash and cash equivalents, (2) corporate investments, less securities sold under agreements to repurchase and (3) our regulated subsidiaries’ net capital in excess of minimum operational targets established by management. Corporate cash and cash equivalents includes cash and cash equivalents from our investment advisory subsidiaries. Liquid assets is based on more conservative measures of net capital than regulatory requirements because we generally manage to higher levels of net capital at our regulated subsidiaries than the regulatory thresholds require.